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                                                                      Exhibit 11

                        Horace Mann Educators Corporation
                       Computation of Net Income per Share
            For the Three and Six Months Ended June 30, 2003 and 2002
                  (Amounts in thousands, except per share data)

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
                                                           Three Months Ended    Six Months Ended
                                                                June 30,             June 30,
                                                           ------------------   -----------------
                                                             2003      2002       2003      2002
                                                           -------   --------   -------   -------
Basic - assumes no dilution:

Net income (loss) for the period........................   $ 2,083   $(19,287)  $10,182   $(3,716)
                                                           -------   --------   -------   -------

Weighted average number of common
   shares outstanding during the period.................    42,707     40,838    42,704    40,809
                                                           -------   --------   -------   -------

Net income (loss) per share - basic.....................   $  0.05   $  (0.47)  $  0.24   $ (0.09)
                                                           =======   ========   =======   =======

Diluted - assumes full dilution:

Net income (loss) for the period........................   $ 2,083   $(19,287)  $10,182   $(3,716)
                                                           -------   --------   -------   -------

Weighted average number of common
   shares outstanding during the period.................    42,707     40,838    42,704    40,809
Weighted average number of common
   equivalent shares to reflect the dilutive
   effect of common stock equivalent securities:
      Stock options.....................................        25        292        13       299
      Common stock units related to Deferred
         Equity Compensation Plan for Directors.........       139        134       139       134
      Common stock units related to Deferred
         Compensation Plan for Employees................        30         30        30        30
                                                           -------   --------   -------   -------
Total common and common equivalent shares adjusted to
   calculate diluted earnings per share.................    42,901     41,294    42,886    41,272
                                                           -------   --------   -------   -------

Net income (loss) per share - diluted...................   $  0.05   $  (0.47)  $  0.24   $ (0.09)
                                                           =======   ========   =======   =======

Percentage of dilution compared
   to basic net income per share........................       0.0%       0.0%      0.0%      0.0%
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